Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors: Thomas Bologna, CEO Orchid Cellmark Inc. (609) 750-2324 ir@orchid.com	Media: Ed Orgon The Torrenzano Group (212) 681-1700 ed@torrenzano.com

ORCHID CELLMARK REPORTS INCREASED REVENUE FOR

SECOND QUARTER 2010

PRINCETON, N.J., August 5, 2010 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today reported revenues were $15.7 million for the second quarter 2010, as compared to $14.7 million for last year’s second quarter, an increase of 7%.

Total U.K. revenues for the second quarter of 2010 rose 32% compared to the second quarter of 2009, primarily as a result of the increase in U.K. forensic business. In British pounds, total U.K. revenues for the second quarter of 2010 rose 38% compared to the second quarter of 2009. The exchange rate movement of the British pound as compared to the U.S. dollar had a negative impact on revenue of approximately $409 thousand. U.S.-based revenues for the second quarter of 2010 decreased approximately 17% compared to the second quarter of 2009, primarily due to decreases in forensic casework and, to a lesser extent, government paternity business, offset, in part, by an increase in CODIS business. Additionally, U.S.-based revenues for the second quarter of 2010 rose 12% compared to the first quarter of this year.

“Our second quarter results demonstrate the successes, opportunities and challenges in our business. On the one hand, they reflect continued strong growth in our U.K. revenues, particularly our forensic business,” said Thomas Bologna, Orchid Cellmark president and chief executive officer. Mr. Bologna continued, “In the U.S., we continue to witness the sustained impact of state and local budgetary constraints, including pricing pressures. We remain positive as a result of the growing concern about the backlog of sexual assault kits among victims group, elected officials, and others. We believe that it is unacceptable that this backlog continues and sooner or later these thousands upon thousands of kits should and will be tested.”

The company’s gross margin for the second quarter of 2010 was 33% compared to 35% for the second quarter of 2009. Operating expenses, excluding cost of service revenue, for the second quarter of 2010 increased to $6.3 million from $5.6 million for the second quarter of 2009, primarily as a result of restructuring expenses and increased marketing and sales and R&D expenses. Operating loss for the second quarter of 2010 was $1.1 million, compared to a $473 thousand loss for the second quarter of 2009. The increase in the operating loss was principally due to restructuring expenses of $520 thousand, increased marketing and sales expenses of $300 thousand and increased R&D expenses of $250 thousand.

Excluding the restructuring expense, the operating loss for the second quarter 2010 was approximately $626 thousand as compared to an operating loss of $473 thousand for the same quarter in 2009.

Orchid Cellmark reported a net loss of $1.6 million, or $(0.05) per share, for the second quarter of 2010, compared to a net loss of $603 thousand, or $(0.02) per share, for the second quarter of 2009. Total income tax expense for the second quarter 2010 increased by approximately $317 thousand as compared to the second quarter of 2009. Net losses for the second quarters of 2010 and 2009 include charges of $927 thousand and $990 thousand, respectively, for depreciation and amortization.

At June 30, 2010, cash, cash equivalents, and short term investments were approximately $18.7 million.

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, August 5, 2010 at 10:00 a.m. EDT. To listen to the conference call, please dial 1-888-893-7720 (US/Canada) or 1-706-758-5085 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference number 90908723. To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site at www.orchidcellmark.com. Questions will be taken live via the conference call.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; Orchid Cellmark’s belief that it is unacceptable that the backlog of sexual assault kits continues and sooner or later these thousands upon thousands of kits should and will be tested. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to uncertainties relating to trends in government spending, outsourcing trends, technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

(See attached Financial Tables)

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and six months ended June 30, 2010 and 2009

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Service revenues	$15,684	$14,687	$29,800	$28,530
Other revenues	—	—	14	121

Total revenues	15,684	14,687	29,814	28,651

Operating expenses:
Cost of service revenues	10,568	9,557	19,948	18,737
Research and development	492	192	889	351
Marketing and sales	1,465	1,216	2,776	2,380
General and administrative	3,324	3,730	7,130	7,745
Restructuring	520	—	964	—
Amortization of intangible assets	461	465	924	927

Total operating expenses	16,830	15,160	32,631	30,140

Operating loss	(1,146)	(473)	(2,817)	(1,489)
Other income (expense), net	16	8	56	(6)

Loss before income tax expense	(1,130)	(465)	(2,761)	(1,495)
Income tax expense	455	138	859	280

Net loss	$(1,585)	$(603)	$(3,620)	$(1,775)

Basic and diluted net loss per share	$(0.05)	$(0.02)	$(0.12)	$(0.06)

Shares used in computing basic and diluted net loss per share:	29,935	29,935	29,935	29,935

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2010 and December 31, 2009

(In thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets:
Current assets
Cash and cash equivalents	$7,041	$8,600
Available-for-sale securities	11,640	9,525
Accounts receivable, net	10,405	11,128
Inventory	1,760	1,542
Prepaids and other current assets	954	1,127

Total current assets	31,800	31,922
Fixed assets, net	5,308	4,803
Goodwill	9,372	9,423
Other intangibles, net	4,817	5,763
Other assets	908	931

Total assets	$52,205	$52,842

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$2,905	$2,762
Accrued expenses and other current liabilities	5,925	3,071
Deferred revenue	1,049	928

Total current liabilities	9,879	6,761
Other liabilities	457	432

Total liabilities	10,336	7,193
Total stockholders’ equity	41,869	45,649

Total liabilities and stockholders’ equity	$52,205	$52,842